As filed with the Securities and Exchange Commission on October 29, 2010.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT Under THE SECURITIES ACT OF 1933

UNION PACIFIC CORPORATION

(Exact name of registrant as specified in its charter)

Utah	13-2626465
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1400 Douglas Street
Omaha, NE	68179
(Address of Principal Executive Offices)	(Zip Code)

Union Pacific Agreement Employee

401(K) Retirement Plan

(Full title of plan)

JAMES J. THEISEN, JR.

Associate General Counsel

UNION PACIFIC CORPORATION

1400 Douglas Street

Omaha, NE 68179

(402) 544-5777

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, Par Value $2.50 Per Share	$150,000,000	$150,000,000.00	$10,695.00
Plan Interests	(2)	(2)	(2)

(1)	Calculated in accordance with Rule 457(o) of the Securities Act of 1933.
(2)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Union Pacific Agreement Employee 401(k) Retirement Plan. These securities have no offering price and therefore, pursuant to Rule 457(h)(2), no separate registration fee is required.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The document(s) containing such information will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed previously by the Union Pacific Corporation (“the Company”) or the Union Pacific Corporation Thrift Plan (the “Plan”) with the Securities and Exchange Commission (the “Commission”), are incorporated by reference in this Registration Statement and made a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009*;

(b)

All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above; including without limitation, the Company’s Current Report on Form 8-K dated October 25, 2010.

(c)

The description of the Common Stock, par value $2.50 per share, that is contained in the Company’s Registration Statement filed under the Exchange Act under File No. 1-6075, including all amendments or reports filed for the purpose of updating such description; and

(d)	The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2009.

*Items 5, 6, 7, 8, 15(a)(1) and 15(a)(2) of the Form 10-K have been superseded by information contained in the Company’s Current Report on Form 8-K dated October 25, 2010.

All reports and other documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K or the Plan’s Annual Report on Form 11-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after filing of such Annual Reports.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any later-filed Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a Utah corporation. Section 16-10a-901 et seq. of the Revised Business Corporation Act of Utah grants to a corporation the power and in certain cases requires corporations to indemnify a person made a party to a lawsuit or other proceeding because such person is or was a director or officer. A corporation is further empowered to purchase insurance on behalf of any person who is or was a director or officer against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such capacity. The Company’s By-Laws provide for mandatory indemnification of its directors, officers and employees in certain circumstances. The Company maintains insurance on behalf of directors and officers against liability asserted against them arising out of their status as such.

The Company’s Articles of Incorporation eliminate in certain circumstances the personal liability of directors of the Company for monetary damages for a breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director for (i) the amount of a financial benefit received by a director to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders, (iii) a violation of Section 16-10a-842 of the Revised Business Corporation Act of Utah (relating to the liability of directors for unlawful distributions) or (iv) an intentional violation of criminal law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits filed as part of this Registration Statement are as follows:

Exhibit Number	Exhibit

23	- Consent of Deloitte & Touche LLP

24	- Powers of Attorney

The Registrant submitted the Plan to the Internal Revenue Service (the “IRS”) and received a determination letter dated April 24, 2003 that the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, conditioned on the adoption of certain amendments which the Registrant adopted in a timely manner. Furthermore, the Registrant will submit the Plan and all amendments thereto to the IRS in a timely manner in order to obtain a new determination letter and will make all changes required by the IRS in order to maintain the qualified status of the Plan.

Item 9.	Undertakings.

(a)    The undersigned Company and the Plan (each a “Registrant” and collectively the “Registrants”) hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)    Each Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 29th day of October, 2010.

UNION PACIFIC CORPORATION

By:	/s/ James J. Theisen, Jr.
James J. Theisen, Jr.
Associate General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on this 29th day of October, 2010, by the following persons in the capacities indicated.

Signature	Title

/s/ James R. Young (James R. Young)	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Robert M. Knight, Jr. (Robert M. Knight, Jr.)	Executive Vice President – Finance (Principal Financial Officer)

/s/ Jeffrey P. Totusek (Jeffrey P. Totusek)	Vice President and Controller (Principal Accounting Officer)

DIRECTORS:

*	*
(Andrew H. Card, Jr.)	(Michael R. McCarthy)

*	*
(Erroll B. Davis, Jr.)	(Michael W. McConnell)

*	*
(Thomas J. Donohue)	(Thomas F. McLarty III)

*	*
(Archie W. Dunham)	(Steven R. Rogel)

*	*
(Judith Richards Hope)	(Jose H. Villarreal)

*
(Charles C. Krulak)

*By	/s/James J. Theisen, Jr.
James J. Theisen, Jr., Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 29th day of October, 2010.

UNION PACIFIC AGREEMENT EMPLOYEE 401(K) RETIREMENT PLAN

By:	/s/ Barbara W. Schaefer
Barbara W. Schaefer
Named Fiduciary-Plan Administration

INDEX TO EXHIBITS

Exhibit Number	Exhibit

23	- Consent of Deloitte & Touche LLP

24	- Powers of Attorney